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                                                                   Exhibit 10.43

                         EXECUTIVE EMPLOYMENT AGREEMENT

         EXECUTIVE EMPLOYMENT AGREEMENT, dated as of March 4, 1999 by and between NEW AMERICAN HEALTHCARE CORPORATION, a Tennessee corporation (the "Company"), and THOMAS W. SINGLETON (the "Executive").

                               W I T N E S S E T H:

         WHEREAS, the Company desires to induce the Executive to enter into employment with the Company for the period provided in this Agreement, and the Executive is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

         NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

                  1. Employment. (a) The Company hereby employs the Executive, and the Executive hereby accepts such employment with the Company, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

                  (b) The Executive affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Executive's acceptance of employment hereunder with the Company, the employment of the Executive by the Company, or the Executive's undertakings under this Agreement.

                  2. Term of Employment. Unless earlier terminated as hereinafter provided, the term of the Executive's employment under this Agreement, subject to the provisions of Section 3(b) below, shall initially be for a period beginning on the date hereof and ending on March 4, 2003 (such period from the date hereof until March 4, 2003 or until the date of such earlier termination being hereinafter called the "Employment Term").

                  (a) In the event that the Executive continues in the full-time employ of the Company after the end of the Employment Term (it being expressly understood and agreed that the Company does not now, nor hereafter shall have, any obligation to continue the Executive in its employ whether or not on a full-time basis, after said Employment Term ends), then, unless otherwise expressly agreed to by the Executive and the Company in writing, the Executive's




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continued employment by the Company after the Employment Term shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by the Company at will, but shall in all other respects be subject to the terms and conditions of this Agreement.

                  3. Duties. (a) The Executive shall be employed as the President and Chief Executive Officer of the Company, shall faithfully and competently perform such duties as are specified in the by-laws of the Company and shall also perform and discharge such other executive employment duties and responsibilities consistent with his position as President and Chief Executive Officer as the Board of Directors of the Company may from time to time reasonably prescribe. The Executive shall perform his duties at such places and times as the Board of Directors of the Company may reasonably prescribe. Except as provided in paragraph (b) below or as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, personal affairs or non-profit public service activities, the Executive shall devote his full time during normal business hours throughout the Employment Term to the services required of him hereunder. The Executive shall render his business services exclusively to the Company during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.

                   (b) The parties recognize that during the 90-day period commencing on the date hereof, the Executive will be effecting a transition from his employment and duties at his prior employer, Quorum Health Group, Inc. ("Quorum"), and that during such period he will be spending approximately an aggregate one-third of his business time on Quorum matters and the balance on his duties hereunder, with the Company, it being understood that the Executive will seek to concentrate the time so spent on Quorum matters in the early part of such 90-day period. The Executive represents and warrants that he has full authorization and permission from Quorum to work on this basis during such 90-day period, and that all such work will terminate at the end of such 90-day period.

                  4. Salary and Bonus. (a) Salary. As compensation for the performance by the Executive of the services to be performed by the Executive hereunder during the Employment Term, the Company shall pay the Executive a base salary at the annual rate of two hundred sixty thousand dollars ($260,000) (said amount, together with any increases thereto as provided in this Section 4(a), being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals (but in no event less frequently than monthly) in accordance with the Company's payroll practices from time to time in effect. The Salary payable to the Executive pursuant to this Section 4(a) shall be subject to annual review and may be increased as determined from time to time by the Board of Directors of the Company in its sole discretion, but may not be decreased.




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                  (b) Bonus. The Executive shall be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term in an amount up to 50% of his then current Salary, based on meeting performance targets to be established by the Board of Directors of the Company. Any bonus payable hereunder shall be paid as promptly as practicable as determined by the Board of Directors.

                  (c) Withholding, Etc. The payment of any Salary and bonus hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans.

                  5. Other Benefits. During the Employment Term, the Executive shall:

                      (i) be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                      (ii) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                     (iii) be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers. The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers;

                      (iv) be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

                      (v) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's policies applicable thereto.

                  6. Confidential Information. The Executive hereby covenants, agrees and acknowledges as follows:

                  (a) The Executive has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company, and any present or future subsidiaries or affiliates thereof (collectively with the Company, the "Companies"), including but not limited to


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         (i) customer lists; claims histories and related records and compilations of information; the identity, lists or descriptions of any new patients, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; fee structures; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations and (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Executive) or
         (y) that the Executive receives on a nonconfidential basis from a source (other than the Companies or their representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies.

                  (b) The Executive shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential Information in any way except as is in the best interests of the Companies in the performance of the Executive's duties under this Agreement. The Executive may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing (i) immediate notice to the Company at any third party's request for such information, which notice shall include the Executive's intent with respect to such request, and (ii) sufficient opportunity for the Company to challenge or limit the scope of the disclosure on behalf of the Companies, the Executive or both.

                  (c) The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach, provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

                  (d) The Executive agrees that upon termination of his employment with the Company for any reason, the Executive shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer disks and other electronic media).



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                  (e) The obligations of the Executive under this Section 6
         shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement and shall terminate twenty-four months after the termination of the Employment Term or, if later, twenty-four months after termination of his employment with the Company.

                  (f) Without limiting the generality of Section 10 hereof, the Executive hereby expressly agrees that the foregoing provisions of this
         Section 6 shall be binding upon the Executive's heirs, successors and legal representatives.

                  7. Termination. (a) The Executive's employment hereunder shall be terminated upon the occurrence of any of the following:

                  (i) death of the Executive;

                  (ii) termination of the Executive's employment hereunder by the Company because of the Executive's inability to perform his duties on account of disability or incapacity for 180 days in any period of twelve (12) consecutive months;

                  (iii) termination of the Executive's employment hereunder by the Company at any time "for cause" (as defined below), such termination to take effect immediately upon written notice from the Company to the Executive to such effect; and

                  (iv) termination of the Executive's employment hereunder by the Executive at any time for any reason whatsoever (including, without limitation, resignation or retirement), other than pursuant to clause
         (v)(B) below;

                  (v) termination of the Executive's employment hereunder (A) by the Company at any time, other than (x) termination by reason of death, disability or incapacity as contemplated by clause (i) or (ii) above or
         (y) termination by the Company "for cause" as contemplated by clause
         (iii) above or (B) by the Executive for the breach of any material provision of this Agreement by the Company after written notice and a reasonable opportunity to cure the same shall have been provided by the Executive to the Company .

                  The following actions, failures and events by or affecting the Executive shall constitute "cause" for termination within the meaning of clause
(iii) above: (A) conviction of the Executive for, or the entering of a plea of nolo contendere by the Executive with respect to, having committed a felony, (B) acts of dishonesty or moral turpitude by the Executive that are materially detrimental to one or more of the Companies, (C) abuse of controlled substances or alcohol by the Executive (in the case of alcohol abuse, that has a material adverse effect on the Executive's performance of his obligations hereunder), (D) acts or omissions by the Executive that the Executive knew were likely to materially damage the business of one or more of the



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Companies, (E) reckless or willful disregard by the Executive of his obligations hereunder or otherwise relating to his employment, or (F) failure by the Executive to obey the reasonable and lawful orders of the Board of Directors that are consistent with the provisions of this Agreement with respect to any material matter (provided that, in the event such failure does not also constitute "cause" under any of clauses (A) through (E) above, the Executive shall have received written notice of such failure and a reasonable opportunity to discuss the matter with the Board of Directors, followed by a notice that the Board of Directors adheres to its position and a reasonable opportunity to comply with such orders). In any litigation between the parties relating to this Agreement involving "cause" (as defined herein), the burden of proof to establish cause shall be on the Company, regardless of which party is the plaintiff in such litigation.

                  (b) In the event that the Executive's employment is terminated pursuant to clause (v) of Section 7(a) above, whether before, during, at or after the end of the Employment Term, the Company shall pay to the Executive, as severance pay or liquidated damages or both, monthly payments at the rate per annum of his Salary at the time of such termination and shall provide the Executive with the benefits provided by Section 5(ii) of this Agreement, for a period from the date of such termination until 24 months after such termination (or, if the Executive shall have made the election contemplated by Section 9(g) below, 12 months after such termination, provided, however, that if the Executive shall accept employment with another employer during such 24-month period or 12-month period, as the case may be, then, from and after the first day of the next month, (i) each monthly payment pursuant to this paragraph (b) shall be reduced (but not below zero) by the amount of his monthly compensation from such other employer and (ii) if such other employer shall provide benefits substantially equivalent to those provided by Section 5(ii) of this Agreement, such benefits pursuant to this paragraph (b) shall cease.

                  (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in
Section 7(b) above, the Company (and its affiliates) shall not be obligated to make any payments to the Executive or on his behalf of whatever kind or nature by reason of the Executive's cessation of employment (including, without limitation, by reason of termination of the Executive's employment by the Company for "cause"), other than (i) such amounts, if any, of his Salary and bonus as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to the Executive from the Company's benefits plans or reimbursement policies.

                  (d) No interest shall accrue on or be paid with respect to any portion of any payments hereunder, except that any payment pursuant to paragraph
(b) above that shall remain unpaid for more than five days after the same shall be due and payable shall bear interest from and after such due date at the "prime rate" from time to time announced by The Chase Manhattan Bank.




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                  8. Non-Assignability. (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive or his beneficiaries or legal representatives without the Company's prior written consent, provided, however, that nothing in this Section 8(a) shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

                  (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

                  9. Restrictive Covenants. (a) Competition. During the Employment Term (subject to the provisions of Section 3(b) above) and during the twenty-four (24) month period following the end of the Employment Term for any reason whatsoever (or, if later, the twenty-four (24) month period following termination of the Executive's employment with the Company), provided that payments, if any, required pursuant to Section 7(b) hereof are made in full and in a timely fashion, the Executive will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with any of the Companies in any state of the United States of America, provided, however, that the provisions of this Section 9(a) shall not be deemed to prohibit the Executive's ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of any other business.

                  (b) Non-Solicitation. During the Employment Term and during the twenty-four (24) month period following the end of the Employment Term for any reason whatsoever (or, if later, the twenty-four (24) month period following termination of the Executive's employment with the Company), provided that payments, if any, required pursuant to Section 7(b) hereof are made in full and in a timely fashion, the Executive will not directly or indirectly induce or attempt to induce any employee of any of the Companies to leave the employ of the Company or such subsidiary or affiliate, or in any way interfere with the relationship between any of the Companies and any employee thereof. This Section 9(b) shall not prohibit the Executive from employing any employee of the Company if such employee initially contacts Executive seeking such employment, and such employee has stated to the Company his or her intention to terminate his or her employment with the Company.

                  (c) Non-Interference. During the Employment Term and during the twenty-four (24) month period following the end of the Employment Term for any reason whatsoever (or, if later, the twenty-four (24) month period following termination of the Executive's employment


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with the Company), provided that payments, if any, required pursuant to Section
7(b) hereof are made in full and in a timely fashion, the Executive will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of any of the Companies if such action by him would have a material adverse effect on the business, assets or financial condition of any of the Companies, or materially interfere with the relationship between any such person or entity and any of the Companies.

                  (d)  Certain Definitions.

                  (i) For purposes of this Section 9, a person or entity (including, without limitation, the Executive) shall be deemed to be a competitor of one or more of the Companies, or a person or entity (including, without limitation, the Executive) shall be deemed to be engaging in competition with one or more of the Companies, if such person or entity (A) subject to the proviso set forth below, is a for-profit general acute care hospital company, or (B) in any way conducts, operates, carries out or engages in the business of managing for-profit general acute care hospitals, in either case in any state of the United States of America, provided, however, nothing in this Agreement shall prohibit the Executive from becoming associated in any capacity at a single for-profit general acute care hospital as long as such hospital is not owned, operated or managed by a for-profit multi-facility hospital company or management company.

                  (ii) For purposes of this Section 9, no corporation or entity that may be deemed to be an affiliate of the Company solely by reason of its being controlled by, or under common control with, Welsh, Carson, Anderson & Stowe VII, L.P. or any of its affiliates other than the Company, will be deemed to be an affiliate of the Company.

                  (e) Certain Representations of the Executive. In connection with the foregoing provisions of this Section 9, the Executive represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Executive further agrees that the limitations set forth in this Section 9 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Executive in this Section 9 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

                  (f) Injunctive Relief. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of
Section 9 hereof would be inadequate and, therefore, agrees that the Company and any of its subsidiaries or affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach, provided, however, that nothing contained herein shall be




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construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

                  (g) Early Termination. Anything in this Section 9 to the contrary notwithstanding, in the event that the employment of the Executive hereunder shall have been terminated pursuant to clause (v) of Section 7(a) above, the twenty-four (24) month period referred to herein may be shortened to a twelve (12) month period by written notice from the Executive to the Company at any time not more than 90 or less than 30 days prior to the end of such twelve (12) month period by written notice to the Company irrevocably electing to shorten both such period and the period during which severance is payable pursuant to Section 7(b) above.

                  10. Binding Effect. Without limiting or diminishing the effect of Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

                  11. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally,
(ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or
(iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

                  12. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

                  13. Severability. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of
Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Section 6 or 9 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 9 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

                  14. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition,


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nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

                  15. Entire Agreement; Modifications. This Agreement, together with the Stock Option Agreement, dated as of March 4, 1999 (the "Stock Option Agreement"), among the Company and the Executive), constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

                  16. Counsel Fees. The Company shall pay the reasonable fees and expenses of counsel for the Executive in connection with the negotiation, execution and delivery of this Agreement and the Stock Option Agreement, upon submission of invoices therefor supported in reasonable detail.

                  17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the day and year first above written.

                                       NEW AMERICAN HEALTHCARE
                                         CORPORATION



                                       By
                                          ----------------------------------
                                          Name:
                                          Title:


                                       -------------------------------------
                                          Thomas W. Singleton




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